Exhibit 99.1

Competitive Companies Inc. (CCI) Poised to Take Advantage of $2 Billion Government Funding Program With the Acquisition of Worldwide Carrier-Grade Microwave Towers

RIVERSIDE, Calif., Nov. 25 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (OTC Bulletin Board: CCOP) has completed the acquisition of ('40') carrier-grade microwave towers originally constructed by AT&T and MCI, from Worldwide Communications, Inc. The towers purchased, valued at $1,998,761, are strategically located in alternate tier three and tier four markets in 13 states across North America. The acquisition will provide significant advantageous in the application of funding from the U.S. Department of Agriculture RUS Funding Program. The RUS Funding Program, approved by Congress in 2002, provides for the issuance of more than $2 Billion in funding for the development of broadband Internet services throughout America's Heartland.

CCI, with its existing fiber optics core fixed wireless equipment and its proprietary propagation technology, allows for the aggressive pursuance of lucrative rural market demand for the delivery of broadband-IP services (including VOIP, data, multi-media, and interactive services). The tower assets will afford CCI oversight and control of a robust network, whereby WIMAX and CDMA 2000 network providers will seek to align with CCI to enable their service platforms for broadband IP services.

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with its principal offices in Riverside, California. The Company began operations in 1998 to provide telecommunication services of data, voice and video to multiple dwelling units (MDU's) throughout concentrated tier one market areas of the United States. As Congress passed 'open access' legislation to the MDU marketplace, larger and greater capitalized organizations made it exceedingly more difficult for the Company to compete. Thus CCI has refocused is concentration to the rural communities of America's Heartland to deliver data and voice utilizing fixed wireless as its primary delivery choice.

CCI has assembled a management team with collectively more than 30 years of telecommunications experience including RF engineering, software development, automation design and deployment, technical and customer support and direct design, development and deployment of wide area networks in rural communities. The Company is aggressively extending its current fixed wireless footprint across America's rural communities utilizing its unique partnership programs. For more information on the company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are 'forward-looking' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words 'expect,' 'intend,' 'estimate,' 'will' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are 'forward-looking' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE Competitive Companies Inc.

Source: PR Newswire (November 25, 2008 - 1:13 PM EST)

News by QuoteMedia